UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
SCHEDULE 14A
(RULE 14a-101)
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No       )
Filed by the Registrant ☑      Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐	Confidential, For Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Preliminary Proxy Statement

☑	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to Section 240.14a-11 (c) or Section 240.40 14a-12
SUTURA, INC.

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check the appropriate box):
☑	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
1.	Title of each class of securities to which transaction applies:

2.	Aggregate number of securities to which transaction applies:

3.	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

4.	Proposed maximum aggregate value of transaction:

5.	Total fee paid:

☐	Fee paid previously with preliminary materials:

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
1.	Amount Previously Paid:

2.	Form, Schedule or Registration Statement No.:

3.	Filing Party:

4.	Date Filed:

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
Voting Securities and Voting Rights
Common Stock Ownership of Principal Shareholders and Management
Executive Officers
Executive Compensation
Certain Relationships and Related Transactions
Audit Committee, Nominating Committee and Compensation Committee
Section 16(a) Beneficial Ownership Reporting Compliance
Audit Fees
Changes in Board Composition During 2006
MATTERS TO BE ACTED ON
Certain Legal Proceedings with Respect to Officers and Directors
Board Meetings and Compensation
Shareholder Communications with the Board of Directors
Code of Ethics
Advisory Board
REQUIRED VOTE AND BOARD RECOMMENDATION
VOTE REQUIRED AND BOARD RECOMMENDATION
SHAREHOLDER PROPOSALS FOR 2007 ANNUAL MEETING

SUTURA, INC.

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
NOVEMBER 16, 2006

The 2006 Annual Meeting of Shareholders of Sutura. Inc. will be held on November 16, 2006, at 9:00 a.m. Pacific Time at the Ayres Hotel and Suites, 325 Bristol, Costa Mesa, California 92626 for the following purposes:

1. To elect seven (7) directors, each to serve for a one-year term;

2. To ratify the selection of Kabani & Company, Inc. as our independent auditors to examine our consolidated financial statements for the fiscal year ending December 31, 2006; and

3. To transact such other business as may properly come before the meeting.

Please refer to the accompanying proxy statement for a more complete description of the matters to be considered at the meeting. Only shareholders of record at the close of business on November 3, 2006, will be entitled to notice of, and to vote at, the 2006 Annual Meeting and any adjournment thereof.

Only persons with proof of share ownership, or persons requested by the board of directors to attend the meeting, will be admitted to the Annual Meeting. If you are a shareholder of record, you will need to bring proof of share ownership with you to the Annual Meeting, together with photo identification. If your shares are not registered in your name, you must bring proof of share ownership (such as a recent bank or brokerage firm account statement, together with proper identification) in order to be admitted to the Annual Meeting.

It is important that your shares be represented at the annual meeting. Even if you plan to attend the annual meeting in person, please sign, date and return your proxy form in the enclosed envelope as promptly as possible. This will not prevent you from voting your shares in person if you attend, but will make sure that your shares are represented in the event that you cannot attend.

Please sign, date and return the enclosed proxy promptly in the envelope provided, which requires no United States postage.

By Order of the Board of Directors,

Richard Bjorkman,
Secretary

Dated: October 30, 2006

SUTURA, INC.

PROXY STATEMENT

Annual Meeting of Shareholders to be held November 16, 2006

General

On behalf of the Sutura, Inc. board of directors (the “Board”), we are soliciting the enclosed proxy for use at the 2006 Annual Meeting of Shareholders. The meeting will be held on Thursday, November 16, 2006 at 9:00 a.m. Pacific Time at at the Ayres Hotel and Suites, 325 Bristol, Costa Mesa, California 92626.

This proxy will be used at the meeting and at any and all adjournments and postponements of the meeting for the following purposes:

1. To elect seven (7) directors, each to serve for a one-year term;

2. To ratify the selection of Kabani & Company, Inc. as our independent auditors to examine our consolidated financial statements for the fiscal year ending December 31, 2006; and

3. To transact such other business as may properly come before the meeting.

If you are a shareholder of record you may revoke your proxy and change your vote at any time before the proxy is exercised by giving written notice of revocation to our Secretary at our principal executive office located at 17080 Newhope Street, Fountain Valley, CA 92708, USA. You may also revoke your proxy and change your vote by voting in person at the meeting. Please note that your attendance at the meeting will not constitute a revocation of your proxy unless you actually vote at the meeting.

If you hold your shares in street name, in order to vote at the meeting, you must use the legal proxy sent by your broker. Holding shares in “street name” means your Sutura shares are held in an account at a brokerage firm or bank or other nominee holder and the stock certificates and record ownership are not in your name. We encourage you to provide instructions to your brokerage firm by completing the proxy that it sends to you. This will ensure that your shares are voted at the meeting. If your shares are held in the name of a broker, bank or other nominee, you may change your vote by submitting new voting instructions to your bank, broker or other record holder. Please note that if your shares are held of record by a broker, bank or other nominee, and you decide to attend and vote at the meeting, your vote in person at the meeting will not be effective unless you present a legal proxy, issued in your name from the record holder.

The shares represented by proxies (in the form solicited by the Board) received by us before or at the meeting will be voted at the meeting. If a choice is specified on the proxy with respect to a matter to be voted upon, the shares represented by the proxy will be voted in accordance with that specification. If no choice is specified, the shares represented by a properly executed proxy will be voted: (i) FOR each of the seven (7) nominees listed in this proxy statement; and (ii) FOR ratification of the selection of Kabani & Company, Inc. as our independent auditors.

We expect to first mail this proxy statement and the accompanying form of proxy to our shareholders on or about November 6, 2006. Our Annual Report to the Securities and Exchange Commission (SEC) on Form 10-KSB is enclosed with this proxy statement which shall serve as our Annual Report to Shareholders, but that report does not form a part of the proxy soliciting material. The cost of soliciting proxies will be borne by us. After the original mailing of the proxy soliciting material, further solicitation of proxies may be made by mail, telephone, facsimile, electronic mail, and personal interview by our regular employees, who will not receive additional compensation for such solicitation. We will also request that brokerage firms and other nominees or fiduciaries forward copies of the proxy soliciting material and to beneficial owners of the stock held in their names, and we will reimburse them for reasonable out-of-pocket expenses incurred in doing so. In accordance with Delaware law, a list of shareholders entitled to vote at the meeting will be available at the meeting, and for 10 days before the Annual Meeting at the offices of Sutura, Inc., located at 17080 Newhope Street, Fountain Valley, California 92708 between the hours of 9 a.m. and 4 p.m. local time.

Voting Securities and Voting Rights

Only record holders of our common stock as of the close of business on November 3, 2006 (the “record date”) are entitled to receive notice of and to vote at the meeting. At the record date we had 253,824,796 outstanding shares of common stock, the holders of which are entitled to one vote per share. Accordingly, an aggregate of 253,824,796 votes may be cast on each matter to be considered at the meeting.

To constitute a quorum for the conduct of business at the meeting, a majority of the outstanding shares entitled to vote at the meeting must be represented at the meeting. Shares represented by proxies that reflect abstentions or “broker non-votes” (street name shares held by a broker or nominee which are represented at the meeting, but with respect to which the broker or nominee is not empowered to vote on a particular proposal) will be counted as shares represented at the meeting for purposes of determining a quorum.

Common Stock Ownership of Principal Shareholders and Management

Information with respect to beneficial ownership has been furnished for each director, executive officer or beneficial owner of more than 5% of our common stock. In computing the number of shares beneficially owned by a person listed below and the percentage ownership of such person, shares of common stock underlying options, warrants or convertible securities held by each such person that are exercisable or convertible within 60 days of October 15, 2006 are deemed outstanding for purposes of computing such person’s percentage ownership, but are not deemed outstanding for computing the percentage ownership of any other person. Beneficial ownership including the number and percentage of shares owned is determined in accordance with Rule 13d-3 and 13d-5 under the Securities Exchange Act of 1934 (the “Exchange Act”) and is generally determined by voting power and/or investment power with respect to securities. The percentage of beneficial ownership is based on 253,824,796 shares of common stock outstanding as of October 15, 2006.

Except as otherwise noted below, and subject to applicable community property laws, the persons named have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them. Unless otherwise indicated, the address of the following stockholders is c/o Sutura, Inc., 17080 Newhope Street, Fountain Valley, California 92708.

COMMON STOCK BENEFICIAL OWNERSHIP TABLE

	Number of	Percentage of
	Sutura Shares	Sutura Shares
	Beneficially	Beneficially
Name and Address of Beneficial Owner	Held	Owned

5% STOCKHOLDERS:
Nobles, Anthony(1)	102,138,381	40.24%
Ratering, Egbert(2)	98,854,181	38.95%
Grootkasteel, B.V.	68,040,874	26.81%
Go Industries, Inc.	13,494,664	5.32%
Novak, Alfred(3)	14,969,968	5.90%
Synapse Capital Fund(4)	24,845,368	9.79%
Whitebox(5)	194,895,972	76.78%
EXECUTIVE OFFICERS & DIRECTORS
Nobles, Anthony(1)	102,138,381	40.24%
Ratering, Egbert(2)	98,854,181	38.95%
Teckman, David(6)	750,000	*
Bjorkman, Richard(7)	450,000	*
Crew, John MD(8)	1,709,346	*
Terrell, Charles, Sr.(9)	633,478	*
Moran, Richard(10)	250,000	*
All directors & officers as a group(11)	136,708,965	53.86%

*	Indicates less than 1%

(1)	Includes 9,687,954 shares held by Anthony Nobles; 6,508,680 shares held by The Anthony Nobles Family Limited Partnership; 86,783 shares held by Rhonda Nobles; 68,040,874 shares held by Grootkasteel B.V.; and 17,814,090 shares issuable upon the exercise of options held by Anthony Nobles. Anthony Nobles is an officer and director of Grootkasteel B.V. and holds the power to vote all shares held by The Anthony Nobles Family Limited Partnership. Rhonda Nobles is the spouse of Mr. Nobles.

(2)	Includes 16,343,557 shares of held by Egbert Ratering; 2,169,560 shares held by Franck Ratering; 2,169,560 shares held by Alex Ratering; 2,169,560 shares held by Harry Ratering; 68,040,874 shares held by Grootkasteel B.V.; and 7,801,070 shares issuable upon conversion of options held by Egbert Ratering. Egbert Ratering is an officer and director of Grootkasteel B.V. Franck Ratering, Alex Ratering and Harry Ratering are members of Mr. Ratering’s immediate family.

(3)	Includes 13,494,664 shares held by Go Industries, Inc.; 21,696 shares held by Irwin Novak; 43,392 shares held by Jessica Novak; 21,696 shares held by Judi Novak; 43,392 shares held by Ryan Powell; 43,392 shares held by Taylor Powell; and 1,301,736 shares issuable upon exercise of options held by Alfred Novak. Alfred Novak holds a controlling interest in Go Industries, Inc. Irwin, Jessica and Judi Novak and Ryan and Taylor Powell are members of Mr. Novak’s immediate family.

(4)	Includes 10,253,124 shares issued to Synapse Fund I LLC and 14,592,244 shares issued to Synapse Fund II LLC. Synapse Capital Fund is the managing member of both Synapse Fund I and Synapse Fund II.

(5)	Includes 67,186,806, shares beneficially owned and 127,709,166 shares issuable upon the conversion of loans and exercise of warrants by Pandora Select Partners L.P., a British Virgin Islands limited partnership; Whitebox Hedged High Yield L.P., a British Virgin Islands limited partnership; Whitebox Convertible Arbitrage Partners L.P. a British Virgin Islands limited partnership; Gary S. Kohler and Scot W. Malloy.

(6)	Includes 750,000 shares issuable upon exercise of options.

(7)	Includes 450,000 shares of issuable upon exercise of options.

(8)	Includes 1,600,868 shares issuable upon exercise of options and 108,478 shares of issuable upon the exercise of warrants.

(9)	Includes 108,478 shares beneficially owned and 500,000 shares issuable upon exercise of options.

(10)	Includes 250,000 shares issuable upon exercise of options.

(11)	Calculation includes all shares beneficially owned by Anthony Nobles (as indicated in footnote 1 above); plus all shares of beneficially owned by Egbert Ratering (as indicated in footnote 2 above) less shares held by Grootkasteel B.V. which were included once in the calculation of the Nobles shares; plus all shares beneficially owned by David Teckman (as indicated in footnote 6 above), Richard Bjorkman (as indicated in footnote 7 above) John Crew, MD (as indicated in footnote 8 above), Charles Terrell, Sr. (as indicated in footnote 9 above), and Dr. Richard Moran (as indicated in footnote 10 above).

Executive Officers

Our executive officers, as of October 31, 2006, were:

Name	Age	Position

David Teckman	50	President and CEO
Richard Bjorkman	57	Chief Financial Officer, Vice President, Finance
Anthony Nobles	42	Chief Science Officer and Chairman of the Board
Egbert Ratering	58	Executive Vice President

David Teckman, 50, has been President and CEO since September 21, 2006 and has served as a member of the Board since May 15, 2006. Mr. Teckman was previously a director of Minneapolis-based Whitebox Advisors, LLC, a hedge fund headquartered in Minneapolis, MN with $1.4 billion under management. Affiliates of Whitebox Advisors, LLC have invested a total of $20,550,000 in Sutura in exchange for Common Stock, Secured Convertible Notes and Warrants for shares of Sutura Common Stock. Before that, Mr. Teckman served as the President and CEO of Vivius, Inc. from 2000 to 2005. Vivius was a venture capital backed consumer driven healthcare company that developed, patented and deployed the first healthcare program allowing consumers to select healthcare benefits and providers on-line. Prior to Vivius he served as the president of Disc Systems Inc., an ambulatory health care software and information technologies company from 1997 to 1999. Mr. Teckman is Chairman of the Board of Mendota Healthcare and is a member of the Board of Visitors for the Pharmacy School at the University of Maryland.

Richard Bjorkman, 57, has served as the Chief Financial Officer, Vice President, Finance and member of our Board since September 21, 2006. Mr. Bjorkman was previously an independent contractor providing CFO services to venture backed start up companies and to companies in turn-around situations. Before that, Mr. Bjorkman served as CFO for Indicast.com from 2001 to 2002. Indicast was an internet voice portal company that was ultimately acquired by Oracle, Inc. Prior to Indicast, he served as CFO for SmithMicro Software, Inc. (Nasdaq: SMSI), a developer of eCommerce software, communication software and provider of professional consulting services. Mr. Bjorkman received his CPA certificate while working for KPMG in there Los Angeles office. He is a past president of Financial Executives International (FEI) Orange County California chapter.

Anthony Nobles, 42, has served as the Chief Science Officer since September 21, 2006, and continues to serve as our Chairman of the Board. Prior to that Mr. Nobles served as the Chief Executive Officer, President and Chairman of the Board of the Company since the consummation of the merger of the Company with Sutura, Inc. (“Prior Sutura”) on August 19, 2005. Mr. Nobles co-founded Prior Sutura in 1996 with Mr. Ratering and served as Prior Sutura’s Chairman of the Board from the inception of Prior Sutura until consummation of the merger. He also served as Prior Sutura’s President and Chief Executive Officer since the inception of Prior Sutura until consummation of the merger, except for a brief period from January 2000 to October 2001 during which time he held the title of Chief Technology Officer. In addition, Mr. Nobles has founded other medical device companies with Mr. Ratering, for which he serves as an officer and director. He has been awarded various patents for medical devices for use in cardiovascular surgery, neurosurgery, obstetrics/gynecology, and vascular & general surgery.

Egbert Ratering, 58, serves as an Executive Vice President, and continues to serve as a member of our Board. Prior to that, he served as the Chief Financial Officer, Executive Vice President and a director of the Company since the consummation of the merger of the Company and Prior Sutura on August 19, 2005. Mr. Ratering co-founded Prior Sutura in 1996 with Mr. Nobles. He served as a director of Prior Sutura and as Executive Vice President and Managing Director of Prior Sutura’s European subsidiaries since Prior Sutura’s inception until consummation of the merger, and served as Prior Sutura’s Chief Financial Officer from January, 2003 until consummation of the merger. In addition, Mr. Ratering has founded other medical device start-up companies with Mr. Nobles, for which he serves as an officer and director. Prior to co-founding Prior Sutura, Mr. Ratering was employed by Cordis Corporation, a JOHNSON-JOHNSON company from 1976 to 1996 and was responsible for worldwide manufacturing for Cordis from 1995 to 1996.

Executive Compensation

Executive Employment Agreements

NOBLES EMPLOYMENT AGREEMENT

Mr. Nobles’ existing Employment Agreement with Sutura was assumed by the Company upon consummation of the merger of the Company with Prior Sutura. Mr. Nobles is currently employed by the Company as its Chief Science Officer and Chairman of the Board. The term of Mr. Nobles employment agreement extends from January 1, 2003 until December 31, 2007. Pursuant to his employment agreement, Mr. Nobles receives annual base salary of $250,000, subject to a minimum annual increase of no less than the increase in the average cost of living index. Mr. Nobles has founded, and for which he generally serves as an officer and director, various other medical device companies outside of the arterial vessel closure area. Mr. Nobles’ employment agreement requires that he devote at least 50% of his employable time, attention, skill and efforts to the faithful performance of his duties with the Company. Mr. Nobles’ employment agreement specifically prohibits him from participating in a business that competes with Sutura’s business during his employment.

RATERING EMPLOYMENT AGREEMENT

Mr. Ratering’s Employment Agreement with Sutura was assumed by the Company upon consummation of the merger of the Company with Prior Sutura. Mr. Ratering is currently employed by Sutura as its Executive Vice President European Operations. Mr. Ratering’s employment is at will and provides for an annual salary of Euro 120,000 approximately ($150,000 U.S. dollars) and an additional Euro 20,000 (approximately $25,000 U.S. dollars) in annual benefit allowance.

BJORKMAN EMPLOYMENT AGREEMENT

Mr. Bjorkman entered into his Employment Agreement with Sutura on September 21, 2006. The agreement with Mr. Bjorkman provides, among other things, that Mr. Bjorkman will receive an annual salary of $90,000 in exchange for serving as the Company’s Chief Financial Officer and Vice President, Finance for at least twenty (20) hours per week, and that he will be reimbursed for his COBRA expenses. Mr. Bjorkman is an at-will employee.

TECKMAN EMPLOYMENT AGREEMENT

Mr. Teckman entered into his Employment Agreement with Sutura on September 21, 2006 The agreement with Mr. Teckman provides that he will receive annual compensation of $1.00 in exchange for serving as the Company’s President and Chief Executive Officer. Mr. Teckman is an at-will employee.

Compensation of Executive Officers

The following table presents, for each of the last three fiscal years, the annual compensation earned by the chief executive officer and the most highly compensated executive officers of the Company for the three fiscal years ended December 31, 2005:

SUMMARY COMPENSATION TABLE

ANNUAL COMPENSATION

					Other Annual
Name and Principal Position	Year	Salary		Bonus	Compensation

Anthony Nobles	2005	$92,877		$0	$3,250	(10)
Chief executive officer and President(1)
Egbert Ratering	2005	$54,000		$0	$5,400	(10)
Chief Financial Officer and Executive
Vice President(2)
James B. Lahey	2005	$145,000	(5)(8)
CEO, President(3)	2004	$150,000	(5)(6)(7)
	2003	$150,000	(5)(6)(7)
James A, Giansiracusa	2005	$145,000	(5)(9)
COO, CFO, Secretary(4)	2004	$150,000	(5)(6)(7)
	2003	$150,000	(5)(6)(7)

(1)	Mr. Nobles became an executive officer and employee of the Company on August 19, 2005 as a result of the merger of the Company with Prior Sutura. Accordingly, the table sets forth the compensation that Mr. Nobles received since becoming an executive officer of the Company. Mr. Nobles’ annual salary is $250,000. The amounts shown paid in 2005 reflect the amounts paid since becoming an officer on August 19, 2005 following the Merger Transaction with Prior Sutura.

(2)	Mr. Ratering became an executive officer and employee of the Company on August 19, 2005 as a result of the merger of the Company with Prior Sutura. Accordingly, the table sets forth the compensation that Mr. Ratering received since becoming an executive officer of the Company. Mr. Ratering’s annual salary is Euro 120,000, which is approximately U.S. $150,000. The amounts shown paid in 2005 reflect the amounts paid since becoming an officer on August 19, 2005 following the Merger Transaction with Prior Sutura.

(3)	Mr. Lahey served as the Chief Executive Officer and President of the Company for 2003, 2004 and from January 1, 2005 until consummation of the merger of the Company and prior Sutura. August 19, 2005. After August 19, 2005, he has served as the Chief Executive Officer and President of Technology Visions, Inc., a subsidiary of the Company.

(4)	Mr. Gianciracusa served as the Chief Operations Officer and Chief Financial Officer of the Company for 2003, 2004 and from January 1, 2005 until consummation of the merger of the Company and prior Sutura. August 19, 2005. After August 19, 2005, he has served as the Chief Operations Officer and Chief Financial Officer of Technology Visions, Inc., a subsidiary of the Company.

(5)	While serving as Executive Officers, Mr. Lahey and Mr. Giansiracusa had agreed to defer their compensation in favor of the company’s operations and progress. As described in note 9 below, accrued but unpaid salary, debt and interest was converted into common stock. Since August 19, 2006, each of Messrs. Lahey and Gianciracusa have received cash compensation as employees of the subsidiary based on an annual salary of $125,000.

(6)	In October 2004, $228,049 of accrued but unpaid salary in favor of Mr. Lahey was converted into 4,560,988 shares of common stock (pre 12-for-1 reverse stock split)of the Company and $293,049 of accrued but unpaid salary of Mr. Giansiracusa was converted into 5,860,988 (pre 12-for-1 reverse stock split) shares of common stock of the Company. The accrued but unpaid salary was converted in common stock at the rate of $0.05 per share, reflecting the average of the trading price of the common stock for the ten day period from October 11, 2004 through October 22, 2004.

(7)	As of December 31, 2004, $548,512 of accrued but unpaid salary in favor of Mr. Lahey was converted into 7,412,319 (pre 12-for-1 reverse stock split) shares of common stock of the Company. As of December 29, 2004, $548,512 of accrued but unpaid salary in favor of Mr. Giansiracusa was converted into 7,412,319 (pre 12-for-1 reverse stock split) shares of common stock of the company. The accrued but unpaid salary was converted in common stock at the rate of $0.074 per share, reflecting the average of the trading price of the common stock for the ten day period of November 23, 2004 through December 7, 2004, reflecting the price of the common stock following the initial announcement of the Merger.

(8)	As of August 19, 2005, the closing date of the merger of the Company and Prior Sutura, $531,102 of accrued but unpaid salary in favor of Mr. Lahey was converted into 598,088 shares of common stock of the Company. The accrued but unpaid salary was converted in common stock at the rate of $0.888 per share. All compensation due Mr. Lahey prior to August 19, 2005 was converted to shares of common stock of the Company. Mr. Lahey has received $45,138 of cash compensation in 2005 as an employee of the subsidiary.

(9)	As of August 19, 2005, the closing date of the merger of the Company and Prior Sutura, $192,196 of accrued but unpaid salary in favor of Mr. Gianciracusa was converted into 216,437 shares of common stock of the Company. The accrued but unpaid salary was converted in common stock at the rate of $0.888 per share. All compensation due Mr. Gianciracusa prior to August 19, 2005 was converted to shares of common stock of the Company. Mr. Gianciracusa has received $45,138 of cash compensation in 2005 as an employee of the subsidiary.

(10)	These amounts represent automobile allowances from August 19 through December 31, 2005.

Certain Relationships and Related Transactions

The Company, as successor to Prior Sutura, currently owes Mr. Ratering, an officer and director the principal amounts of $393,000 and $293,618 pursuant to two promissory notes, each bearing simple interest at 8% and each becoming due and payable on December 31, 2006. These promissory Notes were assumed by the Company upon consummation of the merger of the Company with Prior Sutura (the “Merger Transaction”). The accrued interest on such notes as of December 31, 2005 was approximately $85,000 and $86,000 respectively.

The Company, as successor to Prior Sutura, currently owes Gauss N.V. the principal amount of €80,000 (approximately $100,000 U.S. Dollars) pursuant to a promissory note bearing simple interest at 8% and becoming due and payable on December 31, 2006. This promissory Note was assumed by the Company upon consummation of the Merger Transaction. The accrued interest on the note as of December 31, 2005 was approximately €23,000 (approximately $28,000 U.S. Dollars). Gauss N.V. is jointly owned by Mr. Ratering and Mr. Nobles.

Mr. Ratering converted the principal amount of an 8% promissory note, plus accrued but unpaid interest, into shares of Sutura’s common stock effective immediately prior to consummation of the Merger Transaction. The principal amount of such note was $1.0 million and the unpaid accrued interest as of August 19, 2005 was approximately $387,000. The principal amount and unpaid accrued interest on the note converted into 477,312 shares of Sutura’s common stock immediately prior to the Merger Transaction.

Mr. Nobles converted the principal amount of an 8% promissory note, plus accrued but unpaid interest, into shares of Sutura’s common stock effective immediately prior to consummation of the Merger Transaction. The principal amount of such note was $500,000 and the unpaid accrued interest as of August 19, 2005 was approximately $141,000. The principal amount and unpaid accrued interest on the note converted into 220,540 shares of Sutura’s common stock immediately prior to the Merger Transaction.

Prior Sutura previously leased its facilities in Fountain Valley, California (Newhope Street Property), from Mr. Nobles. During fiscal years 2003 and 2002, Mr. Nobles charged rental payments to Prior Sutura of $300,000 and $270,813, respectively; however, Prior Sutura did not actually pay any of the rent amounts due in 2003 and 2002 until April of 2004 when $300,000 was paid. A further $115,000 of back rent was paid directly to one of the lenders holding a deed of trust on the property on behalf of Mr. Nobles in May 2004. From January 1 through July 30, 2004, Mr. Nobles charged rent amounts of $175,000, and a final rent payment of $250,000 was made in September 2004. Prior Sutura accrued additional late penalties incurred by Mr. Nobles in 2003 and 2004 for failure to timely pay interest in the amounts of $90,000 and $53,660 respectively. The accrued penalty amounts remain due and owing to Mr. Nobles and the liability therefore was assumed by the Company pursuant to the Merger Transaction.

On August 2, 2004, Mr. Nobles sold the Newhope Street Property to NV Properties LLC, a Nevada limited liability company. At the same time, NV Properties entered into a new lease with Prior Sutura on substantially the same economic terms as the prior lease between Prior Sutura and Mr. Nobles. The term is for a period of ten years, commencing on August 1, 2004. The base rent is $25,000 per month and is subject to adjustment on an annual basis by the change, if any, in the Consumer Price Index of the Bureau of Labor Statistics of the U.S. Department of Labor for CPIW (Urban Wage Earners and Clerical Workers) for Los Angeles, Riverside, Orange Counties). Mr. Nobles is a member with a 42.3266% interest in NV Properties and serves as one of its three managers. The provisions of the NV Properties’ Operating Agreement provide that actions are taken by majority vote of the managers and that no manager may vote on actions in which he has a direct or indirect financial interest other than as a member or manager of NV Properties. The Operating Agreement specifically prohibits Mr. Nobles from voting on any matter pertaining to the lease of the building by NV Properties to Prior Sutura. The Lease was assumed by the Company pursuant to the Merger Transaction.

In September 1999, Prior Sutura entered into a Patent License Agreement with Sterilis, Inc., a California corporation. Sterilis is a medical device company focused on developing business in the obstetrical and gynecological fields and markets. Both Mr. Nobles and Mr. Ratering are officers, directors, and stockholders of Sterilis. Pursuant to the Patent License Agreement, Prior Sutura granted Sterilis an exclusive, worldwide license to manufacture and sell certain suturing devices within the obstetrical, gynecological and urological fields of use, specifically reserving the patent rights for developing products in the cardiological field of use. In exchange for this license, Sterilis paid Prior Sutura a one-time fee of $250,000. The license agreement specifies that, unless terminated sooner under an event of default as defined in the Agreement, the license granted would terminate on the expiration date of the last of the licensed patents. The Patent License Agreement was assumed by the Company pursuant to the Merger Transaction.

On October 1, 2000, Prior Sutura and Sucor, Inc., a California corporation, entered into a License Agreement. Sucor is a medical device company focused on developing business for suturing devices solely used for venous occlusion, including varicose vein closure. Both Mr. Nobles and Mr. Ratering are officers, directors, and shareholders of Sucor. Pursuant to the License Agreement, Prior Sutura granted Sucor an exclusive, worldwide license to manufacture and sell certain suturing devices that would be used solely in the venous occlusion, and vein closure fields of use, specifically reserving the patent rights for developing products in the cardiological field of use. In exchange for this license, Sucor paid to Prior Sutura a non-refundable license fee of $100,000, and issued to Sutura 117,647 shares of its common stock; which stock is now held by the Company as successor to Sutura. The license agreement will expire on the expiration date of the last of the licensed patents. The License Agreement has been assumed by the Company pursuant to the Merger Transaction.

Mr. Nobles has served as an advisor to Catalina Capital Advisors, a consulting firm, since February 2004. He holds no ownership interest in Catalina Capital Advisors, but has received compensation for consulting services provided to that firm. Sutura has paid advisory fees to Catalina Capital Advisors in connection with the Whitebox I, Whitebox II and Whitebox III financings. Mr. Nobles did not receive any portion of the fees paid by Sutura to Catalina Capital Advisors in connection with any of the Whitebox financings.

During the quarter ended December 31, 2004, accrued but unpaid salary in the amount of $776,561 owing to James Lahey, a prior officer of the Company, was converted into 11,973,307 (pre 12-for-1 reverse stock split) shares of common stock. Accrued but unpaid salary in the amount of $841,561 owing to James Giansiracusa, a prior officer of the Company, was converted into 13,273,307 (pre 12-for-1 reverse stock split) shares of common stock. The conversion rate for the forgoing issuances ranged between $0.05 and $0.074 per share.

On August 19, 2005, the date of the consummation of the merger of Prior Sutura with the Company, loans advanced to the company by James Lahey in the amount of $420,854 were converted into 473,935 shares of common stock. Loans owed to James Giansiracusa in the amount of $52,682 were converted into 59,326 shares of common stock. The conversion rate for the forgoing issuances was $0.888 per share

On August 19, 2005, the date of the consummation of the merger of Prior Sutura with the Company, accrued but unpaid salary in the amount of $531,102 owing to James Lahey was converted into 598,087 shares of common stock. Accrued but unpaid salary in the amount of $192,196 owing to James Giansiracusa was converted into 216,437 shares of common stock. The conversion rate for the forgoing issuances was $0.888 per share.

On July 17, 2005 the Company repaid a $150,000 note payable to Mr. Nobles as well as $28,500 accumulated interest on that note. The Company also paid $25,808 principal amount against $103,037 owing to Mr. Nobles for advances made by him to the Company.

Audit Committee, Nominating Committee and Compensation Committee

Audit Committee and Audit Committee Financial Expert

In August, 2005, the Company was merged with Prior Sutura which resulted in a change of the members of the Board of Directors and management of the Company. The Company currently does not have a separate Audit Committee, and the functions of such a committee are performed by the entire Board. During the most recent completed fiscal year, Egbert Ratering served as the Company’s audit committee financial expert; however, Mr. Ratering was also serving as the Chief Financial Officer and was not independent of management.

The Board reviewed and discussed the audited financial statements for fiscal year 2005 with management, and members of the Board have discussed with the Company’ auditors the matters required by SAS 61. Members of the Board have reviewed and discussed the independence of the Company’s auditors and, based on that review, the Board recommended that the financial statements be included in the Company’s Annual report on 10-KSB for the fiscal year ended December 31, 2005.

Nominating Committee

In August, 2005, the Company was merged with Prior Sutura which resulted in a change of the members of the Board of Directors and management of the Company. We do not have a standing nominating committee or a charter with respect to the nominating process. Our Board believes that it is not necessary to have such a committee because its size and composition allow it to adequately identify and evaluate qualified candidates for directors. The entire Board participates in the consideration of director nominees, of which three members are independent. The Board has not adopted a policy with regard to consideration of candidates recommended by security holders due to the closely held nature of the Company.

Compensation Committee

In August, 2005, the Company was merged with Prior Sutura which resulted in a change of the members of the Board of Directors and management of the Company. The Company does not have a standing compensation committee, and did not believe it necessary, since until recently the Board consisted of only four members. The entire Board participates in the consideration of compensation matters.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s executive officers and directors, and persons who beneficially own more than 10% of the Company’s stock, to file initial reports of ownership and reports of changes in ownership with the Securities and Exchange Commission. Executive officers, directors and greater than 10% beneficial owners are required by applicable regulations to furnish the Company with copies of all Section 16(a) forms they file. Based solely upon a review of the copies of the forms furnished to the Company and information involving securities transactions of which the Company is aware, the Company is aware of officers, directors and holders of more than 10% of the outstanding common stock of the Company who failed to timely file reports required by Section 16 (a) of the Exchange Act during the year ended December 31, 2005. To the Company’s knowledge, as of the completion of its most recent fiscal year, Anthony Nobles, Egbert Ratering, John Crew, M.D., Charles Terrell, Synapse Capital Fund and Whitebox Advisors had not timely filed required Forms 3 or 5.

Audit Fees

The following table presents fees for professional audit services by Kabani & Company, Inc. for the audit of our annual financial statements for fiscal 2005 and 2004, and fees billed for other services rendered by Kabani & Company, Inc.

Fees	2005	2004

Audit Fees(1)	$45,500	$39,050
Audit Related Fees	(0)	(0)
Total Audit and audit related fees	$45,500	$39,050
Tax Fees	(0)	1,500
All Other Fees	(0)	(0)

Total Fees	$45,500	$40,550

(1)	Fees for audit services consisted of: (i) audit of the Company’s annual financial statements; (ii) reviews of the Company’s quarterly financial statements; and (iii) consents and other services related to SEC matters.

The Board has reviewed the non-audit services provided by Kabani & Company, Inc. and determined that the provision of these services during fiscal 2005 is compatible with maintaining Kabani & Company, Inc.’s independence.

Changes in Board Composition During 2006

On May 15, 2006, David Teckman was appointed to serve on the Board. On September 21, 2006, Richard Bjorkman and Dr. Richard Moran were appointed to serve on the Board.

MATTERS TO BE ACTED ON

Proposal 1. Election of Directors

Our bylaws authorize a board of directors of seven (7) members.

The board is to be elected every year at the Annual Meeting of Shareholders for a term of one (1) year. Accordingly, the directors who are elected at the 2006 Annual Meeting of Shareholders will hold office until the 2007 Annual Meeting of Shareholders or until the director’s prior death, disability, resignation or removal.

The board of directors has nominated each of David Teckman, Richard Bjorkman, Dr. Richard Moran, Anthony Nobles, Egbert Ratering, John Crew, M.D. and Charles Terrell, Sr. for re-election as a director at the meeting. Proxies are solicited in favor of these nominees and will be voted for them unless otherwise specified. If any of David Teckman, Richard Bjorkman, Dr. Richard Moran, Anthony Nobles, Egbert Ratering, John Crew, M.D. or Charles Terrell, Sr. becomes unable or unwilling to serve as a director, the proxies will be voted for the election of such other person, if any, as the Board shall designate.

Information concerning the nominees for director is set forth below:

	Term
Name	Expiration	Age	Position with Sutura

David Teckman(2)	2006	50	Chief Executive Officer, President and Director, nominee for re-election
Richard Bjorkman(2)	2006	57	Chief Financial Officer, Vice President Finance and Director, nominee for re-election
Dr. Richard Moran	2006	56	Director, nominee for re-election
Anthony Nobles	2006	42	Chief Science Officer, Chairman of the Board and Director, nominee for re-election
Egbert Ratering	2006	58	Executive Vice President and Director, nominee for re-election
John Crew, M.D(1)	2006	72	Director, nominee for re-election
Charles Terrell, Sr.(1)	2006	67	Director, nominee for re-election

(1)	Member of the First Special Litigation Committee

(2)	Member of the Second Special Litigation Committee

David Teckman, 50, has been President and CEO since September 21, 2006 and has served as a member of the Board since May 15, 2006. Mr. Teckman was previously a director of Minneapolis-based Whitebox Advisors, LLC, a hedge fund headquartered in Minneapolis, MN with $1.4 billion under management. Affiliates of Whitebox Advisors, LLC have invested a total of $20,550,000 in Sutura in exchange for Common Stock, Secured Convertible Notes and Warrants for shares of Sutura Common Stock. Before that, Mr. Teckman served as the President and CEO of Vivius, Inc. from 2000 to 2005. Vivius was a venture capital backed consumer driven healthcare company that developed, patented and deployed the first healthcare program allowing consumers to select healthcare benefits and providers on-line. Prior to Vivius he served as the president of Disc Systems Inc., an ambulatory health care software and information technologies company from 1997 to 1999. Mr. Teckman is Chairman of the Board of Mendota Healthcare and is a member of the Board of Visitors for the Pharmacy School at the University of Maryland.

Richard Bjorkman, 56, has served as the Chief Financial Officer, Vice President, Finance and member of our Board since September 21, 2006. Mr. Bjorkman is a financial professional with over 25 years of management accomplishments in private and public companies working with medical devices, software, wireless, multi-unit distribution and retail organizations. Mr. Bjorkman’s professional experience includes working with venture capital funded start-up companies as well as Fortune 500 companies as Chief Financial Officer or Vice President, Finance. Mr. Bjorkman has extensive senior management experience having been the CFO for Indicast.com, Smith Micro Software, Inc. and Iovision, Inc. Mr. Bjorkman began his career in finance as an auditor with KPMG in Los Angeles.

Anthony Nobles, 42, has served as the Chief Science Officer since September 21, 200, and continues to serve as our Chairman of the Board. Prior to that Mr. Nobles served as the Chief Executive Officer, President and Chairman of the Board of the Company since the consummation of the merger of the Company with Sutura, Inc. (“Prior Sutura”) on August 19, 2005. Mr. Nobles co-founded Prior Sutura in 1996 with Mr. Ratering and served as Prior Sutura’s Chairman of the Board from the inception of Prior Sutura until consummation of the merger. He also served as Prior Sutura’s President and Chief Executive Officer since the inception of Prior Sutura until consummation of the merger, except for a brief period from January 2000 to October 2001 during which time he held the title of Chief Technology Officer. In addition, Mr. Nobles has founded other medical device companies with Mr. Ratering, for which he serves as an officer and director. He has been awarded various patents for medical devices for use in cardiovascular surgery, neurosurgery, obstetrics/gynecology, and vascular & general surgery.

Egbert Ratering, 58, serves as an Executive Vice President, and continues to serves as a member of our Board. Prior to that, he served as the Chief Financial Officer, Executive Vice President and a director of the Company since the consummation of the merger of the Company and Prior Sutura on August 19, 2005. Mr. Ratering co-founded Prior Sutura in 1996 with Mr. Nobles. He served as a director of Prior Sutura and as Executive Vice President and Managing Director of Prior Sutura’s European subsidiaries since Prior Sutura’s inception until consummation of the merger, and served as Prior Sutura’s Chief Financial Officer from January, 2003 until consummation of the merger. In addition, Mr. Ratering has founded other medical device start-up companies with Mr. Nobles, for which he serves as an officer and director. Prior to co-founding Prior Sutura, Mr. Ratering was employed by Cordis Corporation, a JOHNSON-JOHNSON company from 1976 to 1996 and was responsible for worldwide manufacturing for Cordis from 1995 to 1996.

John Crew, M.D., 72, has served as a director of the Company since the consummation of the merger of the Company and Prior Sutura August 19, 2005. Dr. Crew served as a director of Prior Sutura from September, 2002, until the consummation of the merger. Dr. Crew has been a practicing physician in the San Francisco/Daly City, California area since 1964. He is certified by the American Board of Surgery, Vascular and the American Registry of Diagnostic Medical Sonographers. Dr. Crew is currently serving as the Director of Cardiovascular Surgical Research for the San Francisco Heart Institute at Seton Medical Center in Daly City, California and as the Medical Director for the San Francisco Wound Care Center in Daly City, California. He has authored and co-authored numerous published articles on the vascular and cardiovascular related topics.

Charles Terrell, Sr., 67, has served as a director of the Company since December 1, 2005. Charles Terrell is the former chairman of the Greater Dallas Crime Commission, the former chairman of the Texas Criminal Justice Task Force, and the former chairman of the Mayor’s Advisory Committee on Crime for Dallas, Texas. In 1987, he was appointed by the Governor of Texas to chair the Texas Department of Corrections, the second largest state prison system in the U.S., and the fifth largest prison system in the world. Currently, at the request of Dallas Mayor Laura Miller, Mr. Terrell is working with business leader Jack Hammack to organize the effort to “Make Dallas the Safest City in America” that has resulted in the formation of “Safer Dallas Better Dallas” of which Mr. Terrell is now the President. In 1969, he founded the Unimark Agencies, for which has has served as the President since its inception. The Unimark Agencies operate in all phases of commercial insurance. Unimark operates as both a wholesaler and retailer for special property and casualty programs for convenience stores, financial institutions, nursing homes, beverage companies, multi-family housing, real estate portfolios, hospitals and insurance programs to replace maintenance service agreements.

Dr. Richard Moran, 56, is the former Chairman of the Board of Portal Software which was sold to Oracle in 2006. He served also on the Board of r4gs which was sold to Verisign in 2005. He is a former Partner at Accenture, Inc. and a Ph.D. in organizational behavior. Dr. Moran is a nationally recognized expert in implementing organizational change through shaping high-performance work cultures and harnessing the power of people and technology. He has orchestrated and implemented major corporate methodologies driving rapid growth for companies within technology and other industries. Dr. Moran is also a respected author of numerous national best-selling business books and a board member of several educational and philanthropic organizations.

Certain Legal Proceedings with Respect to Officers and Directors

On June 30, 2005, certain stockholders of Prior Sutura filed two separate, but related, complaints in the Superior Court of the State of California, County of Orange -Central Justice Center. The first complaint, Case No. 05-CC00136, is a shareholder derivative complaint making various claims against Messrs. Nobles, Ratering and others asserting that such persons have taken actions that have damaged the Company and seeking, among other things, money damages and injunctive relief to prevent the consummation of the then pending merger of Prior Sutura with the Company (the “derivative action”). The plaintiffs in this action are Synapse Fund I, LLC, a California limited liability company and Synapse Fund II, LLC, a California limited liability company in their capacities as stockholders of Prior Sutura, and now as stockholders of the Company. The plaintiffs in this action filed with the court to seek a temporary restraining order to prevent the merger of Prior Sutura and the Company which was rejected by the court, but the remainder of the complaint remains pending before the court.

The second complaint, Case No. 05-CC00137, seeks, among other things, to remove Messrs. Nobles and Ratering from their respective positions as directors of the Company, to dissolve the Company and for injunctive relief to prevent the consummation of the then pending merger with Technology Visions Group, Inc. The plaintiffs in this action are Go Industries, Inc., a Florida corporation, Synapse Fund I, LLC, a California limited liability company, Synapse Fund II, LLC, a California limited liability company and 20 other stockholders of Sutura.

The Board of Directors of Sutura appointed a Special Litigation Committee consisting of two independent directors, Messrs. Crew and Terrell, to review the claims made in the above referenced derivative action, and to report to the Board its findings and decisions. On February 28, 2006, the Special Litigation Committee submitted its final report regarding the claims made in the derivative action and determined that such action brought by the Synapse entities would unlikely succeed on the merits and unlikely result in any net monetary recovery to the Company, is wholly opposed to the best interests of the Company, and that a motion to dismiss the derivative action should be filed. Nonetheless, the plaintiffs in the derivative action have continued to pursue their claims in the derivative action which has been costly to the Company. Recently, the Special Litigation Committee has been reconstituted with two new directors, Messrs. Teckman and Bjorkman, who will review the original claims made in the derivative action, as well as the report of the first committee, and will then make a recommendation to the Board as to which course of action it believes to be in the bests interests of the Company.

Board Meetings and Compensation

The board of directors held 6meetings during fiscal year 2005. During fiscal year 2005, no director attended less than 75% of the aggregate of the total number of meetings of the board of directors and of the committees of the board of directors.

The directors who are not employees of Sutura receive a cash fee of $500 for attending each meeting. Each director was reimbursed for expenses incurred in connection with attending meetings.

Directors also hold and receive stock options under our 2006 Stock Option Plan. On January 6, 2006, each of Messrs. Nobles, Ratering, Crew and Terrell received 250,000 stock options at an exercise price per share of $0.30. Each of Messrs Teckman, Bjorkman and Moran received a grant of 250,000 stock options on October 3, 2006 at an exercise price per share of $0.06 The exercise prices represent the fair market value of our common stock on the date of grant, and the options vest over a period of four years

Shareholder Communications with the Board of Directors

Shareholders may communicate with our Board members by written mail addressed to the Company, care of Secretary, Sutura Inc, 17080 Newhope Street, Fountain Valley, California, 92708. We encourage shareholders to include proof of ownership of our stock in such communications. The Secretary will forward all communications to the appropriate director.

Code of Ethics

We have a code of business conduct and ethics for directors and officers, which can be found at www.suturaus.com and is available to shareholders upon request made to the Secretary at Sutura Inc, 17080 Newhope Street, Fountain

Valley, California, 92708. These codes summarize the compliance and ethical standards and expectations we have for all of our officers and directors, including our Chief Executive Officer and senior financial officers, with respect to their conduct in connection with our business. Our code of business conduct and ethics constitutes our code of ethics within the meaning of Section 406 of the Sarbanes Oxley Act of 2002. We will disclose any future amendments to or waivers of certain provisions of our code of business conduct and ethics applicable to our principal executive officer, principal financial officer principal accounting officer, controller and persons performing similar functions on our website at www.suturaus.com within five business days or as otherwise required by the SEC.

Advisory Board

In addition to the committees of the board of directors, we have an independent Advisory Board. The Advisory Board is comprised of leading physicians and researchers with an interest in vascular and cardio related medical devices; they advise management with respect to our current and proposed products and developments in the field of Sutura’s medical devices.

REQUIRED VOTE AND BOARD RECOMMENDATION

Assuming a quorum is present, directors will be elected by a favorable vote of a plurality of the aggregate votes cast, in person or by proxy, at the meeting. Accordingly, the seven nominees receiving the highest number of votes will be elected. Abstentions will have no effect on the outcome of the election of candidates for director. The election of directors is a matter on which brokers are empowered to vote and, thus, broker non-votes are not expected on the election of directors.

Unless instructed to the contrary, the shares represented by the proxies will be voted FOR the election of the seven nominees named above. Although it is anticipated that the nominees will be able to serve as directors, should a nominee become unavailable to serve, the proxies will be voted for such other person or persons our Board may designate.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE ELECTION OF EACH OF THE SEVEN NOMINEES TO THE BOARD OF DIRECTORS.

Proposal 2. Ratification of Selection of Auditors

The firm of Kabani & Company, Inc., our independent auditors for the fiscal year ended December 31, 2005, was selected by the Audit Committee to act in the same capacity for the fiscal year ending December 31, 2006. Neither the firm nor any of its members has any relationship with us or any of our affiliates except in the firm’s capacity as our auditor.

VOTE REQUIRED AND BOARD RECOMMENDATION

The proposal to ratify the selection of our independent auditors requires the affirmative vote of a majority of the outstanding shares of Common Stock present or represented and entitled to vote at the 2006 Annual Meeting of Shareholders. Accordingly, abstentions will have the effect of a vote against the ratification of Kabani & Company, Inc. as our independent auditors. This proposal is a matter on which brokers are entitled to vote, and thus, Broker non votes are not expected on this proposal.

Unless instructed to the contrary, properly executed proxies will be voted FOR ratification of the selection of Kabani & Company, Inc. as our independent auditors.

YOUR BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” APPROVAL OF THE RATIFICATION OF THE SELECTION OF KABANI & COMPANY, INC. AS OUR INDEPENDENT AUDITORS.

Proposal 3. Other Business

The Board does not know of any other business to be presented to the Annual Meeting of Shareholders. If any other matters properly come before the meeting, however, the persons named in the enclosed form of proxy will vote the proxy in accordance with their best judgment.

SHAREHOLDER PROPOSALS FOR 2007 ANNUAL MEETING

We expect to hold our 2007 Annual Meeting of Shareholders in November, 2007. In order for shareholder proposals otherwise satisfying the eligibility requirements of Rule 14a-8 under the Exchange Act to be considered for inclusion in our Proxy Statement for our 2007 Annual Meeting, we must receive them at our principal office in Fountain Valley, California, on or before July 10, 2007.

By Order of the Board of Directors

Richard Bjorkman
Secretary

Dated: October 30, 2006

▼ FOLD AND DETACH HERE AND READ THE REVERSE SIDE ▼

PROXY
SUTURA, INC.
17080 Newhope Street, Fountain Valley, California 92708
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF
SUTURA, INC.
     The undersigned hereby appoints Richard Bjorkman and David Teckman, and each or either of them, as proxies, with full power of substitution, and hereby authorizes them to vote, as designated herein, all common shares, $0.001 par value per share, of Sutura, Inc. held of record by the undersigned shareholder as of the close of business on November 3, 2006, at the annual meeting of shareholders to be held on November 16, 2006, and at any adjournment or postponement thereof.
     This proxy, when properly executed, will be voted in the manner directed herein by the undersigned shareholder. If no direction is made, this proxy will be voted “FOR” the election of the Director Nominees and “FOR” the ratification of the selection of Kabani & Company, Inc. as the independent auditors for the fiscal year ending December 31, 2006.
PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.
(Please complete, date and SIGN on the reverse side)

To Vote Your Proxy by Mail
Mark, sign and date your proxy card below, detach it and return it in the postage-paid envelope provided.
▼ FOLD AND DETACH HERE AND READ THE REVERSE SIDE ▼

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF THE DIRECTOR NOMINEES AND “FOR” THE RATIFICATION OF THE SELECTION OF KABANI & COMPANY, INC. AS THE INDEPENDENT AUDITORS FOR THE FISCAL YEAR ENDING DECEMBER 31, 2006.
Please mark your votes like this	☒

			WITHHOLD	FOR ALL
			AUTHORITY	EXCEPT
		FOR ALL	FOR ALL	(See instructions
1. ELECTION OF DIRECTOR NOMINEES:		NOMINEES	NOMINEES	below)
01. Richard Bjorkman 02. John Crew, M.D. 03. Anthony Nobles 04. Dr. Richard Moran	05. Egbert Ratering 06. David Teckman 07. Charles Terrell, Sr.	☐	☐	☐
INSTRUCTION: To withhold authority to vote for any individual nominee, mark “FOR ALL EXCEPT” and strike a line through the name of any nominee from which you wish to withhold.

		FOR	AGAINST	ABSTAIN
2.	RATIFICATION OF THE SELECTION OF KABANI & COMPANY, INC. AS INDEPENDENT AUDITORS FOR THE FISCAL YEAR ENDING DECEMBER 31, 2006	☐	☐	☐

3.	In their discretion, the proxies are authorized to vote upon such other business as may properly come before the annual meeting of shareholders and any adjournments or postponements thereof.

COMPANY ID:

PROXY NUMBER:

ACCOUNT NUMBER:

Title
(Signature,
if held
Signature	jointly)	Dated:	, 2006.

NOTE: Please sign exactly as your name or names appear on the proxy card. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in the partnership name by authorized person.